Back to Form 8-K
Exhibit 99.2

[Georgia Department of Community Health Logo]
David A. Cook, Commissioner	Nathan Deal, Governor	2 Peachtree Street, NW Atlanta, GA 30303-3159 www.dch.georgia.gov

February 17, 2011

Mr. Jesse Thomas
President, South Division
WellCare of Georgia, Inc.
211 Perimeter Center Parkway, Suite 800
Atlanta, Georgia 30346

Re: Extension of Contract No.: 0654

Dear Mr. Thomas:

Our contractual arrangement under the above referenced Contract number is to provide Medicaid managed care services for the Department's Georgia Families program, a managed care program with over 1.6 million enrolled Medicaid and PeachCare for Kids™ members.   This Contract between DCH and WellCare of Georgia, Inc of Georgia expires June 30, 2012.

Before entering into a re-procurement for services provided to Georgia Families' members, DCH desires an opportunity to further assess the current Georgia Families program and the future programmatic solutions to address the growing Medicaid population and expenditures the State has and will continue to face over the upcoming years.   At a minimum, this assessment will include opportunities to redesign or modify the program; evaluate the population(s) included in the ultimate solution; review additional covered services; and explore opportunities for enhanced administrative efficiencies. To that end, DCH requires additional time to conduct such an assessment and design the resulting solution.

To facilitate the assessment, DCH requested an extension of the current CMO contracts by one (1) additional year with an additional (1) year renewal option which was approved by the Georgia Department of Administrative Services (DOAS). This extension will provide continuity of the existing contract through an outermost date June 30, 2014. The Georgia Families program is critical to DCH, and this contract extension will ensure the continuity of care and provision of health care services for the Medicaid and PeachCare for Kids™ members while DCH finalizes and implements the future business solution.

Equal Opportunity Employer

Mr. Jesse Thomas

February 17, 2011

A contract amendment with the terms of this contract extension will be forwarded for your consideration. If you have any questions or concerns, please do not hesitate to contact me by phone at (###) ###-####.

Sincerely,
/s/ Jerry Dubberly
Jerry Dubberly, Chief Medicaid Division

cc:	David A. Cook, DCH, Commissioner Richard Greene, DCH, General Counsel Lindsey Breedlove, DCH, Acting Director of Contracts Administration